Exhibit 10.3

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (this “Agreement”), dated as of November 30, 2022, is entered into by and among Rubicon Technologies Inc. (the successor to Founder SPAC (“Rubicon”), Vellar Opportunity Fund SPV LLC – Series 2 (“Seller”), and Rubicon Technologies Holdings LLC (the successor to Rubicon Technologies, LLC) (“Holdings LLC”).

WHEREAS, Rubicon, Holdings LLC and ACM ARRT F LLC (the “Assignor”) entered into a certain OTC Equity Prepaid Forward Transaction, as documented under the 2002 ISDA Master Agreement (the “Transaction”) and a confirmation between Rubicon and the Assignor dated August 4, 2022 (the “Confirmation”) relating to such Transaction.

WHEREAS, the Assignor assigned all of its rights, duties and obligations to Seller in respect of 5,000,000 Shares under the Transaction, including the Confirmation, pursuant to the Assignment and Novation Agreement dated August 5, 2022 by and among, the Assignor, Rubicon, Holdings LLC, and Seller (the “Assignment and Novation Agreement” together with the Transaction and the Confirmation, collectively, the “Transaction Documents”).

WHEREAS, Seller currently owns 1,640,848 Class A Common Shares, $0.0001 par value per share (the “Shares”), of Rubicon (the “Previously Owned Shares”).

WHEREAS, concurrently with the execution of this Agreement, Rubicon intends to enter into a certain convertible debentures for an aggregate of $17 million, whereby the holder thereof may convert such debentures into Shares (the “Capital Raising Transaction”).

WHEREAS, Seller, Rubicon and CIBC Bank USA (“CIBC”) have entered into that certain Deposit Account Control Agreement (Blocked Account Without Activation – No or Limited Transfers Contemplated), dated as of August 5, 2022, in respect of Seller’s account number 2515180 (the “CIBC Control Agreement”).

WHEREAS, concurrently with the execution of this Agreement, Assignor, Rubicon and Holdings LLC shall enter into that certain Letter Agreement, dated as of the date hereof, to terminate that portion of the Transaction and Confirmation not assigned to Seller pursuant to the Assignment and Novation Agreement (the “Assignor Termination”).

WHEREAS, the parties hereto desire to, among other things, terminate the Transaction Documents in accordance with the terms set forth herein.

NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Rubicon covenants and agrees, at its sole option, to either (a) pay Seller $2.0 million (the “Initial Cash Payment”) in immediately available funds within three (3) Business Days following the Share Issuance Date (as defined below) or (b) issue to Seller on the earlier of (i) the Lock-Up Date or (ii) no later than three (3) Business Days (a “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close) following the Earlier Lock-Up Date (either (i) or (ii) as applicable, the “Share Issuance Date”) such number of Shares equal to $2.0 million based on the average daily VWAP Price over the 10 Scheduled Trading Days preceding the Share Issuance Date (the “Settlement Shares”); provided that if it is anticipated that Rubicon will not have sufficient authorized share capital to permit the issuance of the Settlement Shares on the Share Issuance Date then Rubicon covenants and agrees that from and after the date of this Agreement, Rubicon will use its best efforts to take all actions required to maintain and reserve at all times sufficient authorized share capital to permit the issuance and delivery of the Settlement Shares, including (as necessary) by undertaking to propose at the next annual general meeting of the Rubicon shareholders to renew and/or increase the authorized share capital provision in its organizational documents for approval by the shareholders (the “Shareholder Authorization”), so that the authorized share capital of Rubicon is sufficient to satisfy the covenants set forth this Section 1; provided that if Rubicon does not receive the Shareholder Authorization (if necessary to permit the issuance and delivery of the Settlement Shares) prior to the Share Issuance Date, it shall not be obligated to issue the Settlement Shares but instead shall be obligated to pay the Initial Cash Payment in cash in immediately available funds within three (3) Business Days following the Share Issuance Date (issuance of the Settlement Shares or payment of the Initial Cash Payment, as applicable, the “Transaction Amount”).

2. If Rubicon issues Settlement Shares, Rubicon covenants and agrees to register for resale all of the Shares owned by Seller, including the Previously Owned Shares and the Settlement Shares with such registration for resale to be made pursuant to the registration rights and obligations set forth on Schedule A hereto, which is incorporated into this Agreement. If, within the first 360 calendar days from the date that Settlement Shares are first registered for resale under an effective registration statement of Rubicon, Seller sells all of the Settlement Shares in one or more open market sale(s) to unaffiliated third party(ies) and Seller realizes gross proceeds of less than $2.0 million, Rubicon shall pay Seller an amount in cash (the “Additional Payment”) in the amount equal to the difference between (a) $2.0 million and (b) the realized gross proceeds from the sales of the Settlement Shares; provided that Seller shall use its reasonable best efforts to deliver a written notice to Rubicon within ten (10) Business Days following the last sale of all of the Settlement Shares, which notice shall include the sale price for each sale of the Settlement Shares and reasonable back-up information for such sales (the “Settlement Notice”); provided that Seller’s failure to provide a Settlement Notice within such ten (10) Business Day period shall not constitute a waiver of Rubicon’s obligation to remit the Additional Payment to Seller. Any Additional Payment shall be made promptly following receipt of the Settlement Notice by Rubicon (and in any event within five Business Days thereafter).

3. Rubicon agrees that Seller owns all of the Previously Owned Shares and will own the Settlement Shares, free and clear of all liens and encumbrances (other than those imposed by applicable securities laws or otherwise created by Seller other than in connection with, or as a result of the termination of, the Transaction Documents) and Rubicon has no rights, title or interests in the Previously Owned Shares, including in connection with, or as a result of the termination of, the Transaction Documents as set forth herein.

4. As of the date hereof, together with the termination of the Transaction Documents, Rubicon shall be deemed to have hereby released any and all security interests in the Collateral and those created by the Transaction Documents, and Rubicon acknowledges that any other person may rely on this Agreement as evidence of such release. Any such person is hereby authorized to take such further steps as are required to release any and all collateral from such security interests. Rubicon shall promptly deliver a termination notice to CIBC to terminate the CIBC Control Agreement pursuant to the termination procedures specified therein. Rubicon agrees to promptly procure, deliver or execute and deliver to Seller or its designees, from time to time, all further releases, termination statements, certificates, instruments and documents, each in form and substance reasonably satisfactory to Seller, and take any other actions, as may be reasonably requested by Seller or that are required to evidence the consummation of the foregoing terminations and releases, in each case at the expense of Rubicon.

5. Upon the execution and delivery hereof by the parties hereto, the Transaction Documents shall be terminated in full and of no further force and effect.

6. If Rubicon breaches, violates or otherwise defaults on or under any term or condition of this Agreement without respect to materiality, including without limitation, any Registration Failure or payment, notice or share issuance required hereunder (collectively, a “Default”), Seller may provide Rubicon written notice specifying such Default (a “Default Notice”) and Rubicon shall have five (5) Business Days from the date of the Default Notice to cure such Default (the “Cure Period”); provided that if such Default remains uncured after the Cure Period or such Default is uncurable, Rubicon shall immediately and in no event later than three (3) Business Days following the Cure Period pay to Seller a cash penalty fee of $5,000,000 in immediately available funds (the “Penalty Fee”); provided further that the Penalty Fee is not intended to constitute a liquidated damages provision, and it will be due and payable in addition to any other obligations owed or amounts due and payable to Seller hereunder; provided further, that if Seller pays the Transaction Amount in cash no later than three (3) Business Days following the Share Issuance Date pursuant to the last proviso in Section 1, such failure to issue Settlement Shares shall not constitute a Default. For the sake of clarity, upon failure to cure a Default, Rubicon will owe the Penalty Fee and the Transaction Amount and the Additional Payment if applicable. In the event of a Default, Rubicon shall be obligated to reimburse Seller for any and all fees, expenses and costs incurred by Seller, including reasonable attorneys’ fees, for the collection of monies due from Rubicon or the enforcement of Rubicon’s obligations under the provisions of this Agreement.

7. From and after the date hereof, each of (a) Rubicon, and (b) Seller, in each case, on behalf of itself and its respective present and former agents (including attorneys), representatives, family members, predecessors, successors, assigns, heirs, distributees, executors, administrators, estates, trusts, beneficiaries (as applicable) and all other persons or entities acting by, through, or in concert with it, or acting at its direction or on its behalf, hereby knowingly, voluntarily, and expressly releases, remits, acquits, waives, holds harmless, and forever discharges the Seller (in the case of Rubicon) and Rubicon (in the case of the Seller) and all of their respective current and former representatives, entities, affiliates, agents (including attorneys), heirs, administrators, executors, trustees, beneficiaries, successors and assigns (as applicable), from any and all causes of action, suits, liens, orders, debts, accounts, covenants, agreements, contracts, promises, controversies, damages, liabilities, obligations, payments, judgments, costs, charges, penalties, forfeitures, expenses, attorneys’ fees, claims, demands, disputes, objections, and challenges of whatever kind or nature, at law or in equity, in tort or in contract, by statute, pursuant to case law or otherwise, whether now known or unknown, foreseen or unforeseen, vested or contingent, suspected or unsuspected, and which have existed or may have existed, which do exist or may in the future exist, including, but not limited to, those claims arising out of or relating to the Transaction Documents, except for Seller’s right to receive the Transaction Amount hereunder and the Penalty Fee (if applicable) and for claims and remedies that either party may have for breach by the other party of the terms of this Agreement.

8. Transfer.

(a) Seller agrees that it shall not Transfer any Settlement Shares and Previously Owned Shares until May 30, 2024 (the “Lock-Up Date”) or such earlier date (if applicable) that is six months following the conversion of 90% or more of the Capital Raising Transaction into Shares as may be permitted under the documents relating to the Capital Raising Transaction (the “Earlier Lock-Up Date”); provided that Rubicon shall provide written notice to Seller within one (1) Business Day of the Earlier Lock-Up Date. Any Transfer in violation of the foregoing sentence shall be null and void ab initio. “Transfer” shall mean any sale, exchange, issuance, redemption, assignment, distribution, encumbrance, hypothecation, gift, pledge, retirement, resignation, transfer or other withdrawal, disposition or alienation in any way (whether voluntarily, involuntarily or by operation of law) thereof to any person other than to an affiliate of Seller, who prior to such Transfer, shall execute a joinder agreement to be bound by the same restrictions on Transfers in this Section 8 in a form reasonably acceptable to Rubicon; provided that the foregoing restrictions on Transfers will not prohibit Seller from participating in any tender offer, merger, consolidation, business combination or other similar transaction in respect of Rubicon.

9. The Shortfall Sales (as defined in the Transaction Documents) set forth on Schedule B hereto, which is incorporated into this Agreement, constitute all of the Shortfall Sales transactions made by Seller pursuant to the Transaction Documents and, for each Shortfall Sale, Schedule B sets forth (A) the date of such Shortfall Sale, (B) the price of each Shortfall Sale, (C) the number of Shortfall Sale Shares (as defined in the Transaction Documents) sold in such Shortfall Sale, and (D) the proceeds of such Shortfall Sale.

10. Each party agrees that this Agreement shall be effective upon and subject to the simultaneous or prior execution of (i) the Capital Raising Transaction Documents and (ii) the Assignor Termination, in each case with and on the same terms as previously disclosed to Seller.

11. Each party hereto hereby represents and warrants that the execution of this Agreement has been duly authorized by all necessary corporate action on its part and that the officer or other agent executing this Agreement on its behalf has the authority to execute the same and to bind it to the terms and conditions of this Agreement.

12. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties thereto with respect to the subject matter thereof.

13. This Agreement shall be governed by and construed in accordance with the law of the State of New York, regardless of the conflicts of law provisions thereof. Each of the parties hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transaction contemplated hereby and agrees that service of process may be made by mail to the respective party at its address set forth herein. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

15. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and shall not be modified, except in writing, nor assigned by any party without the consent of all parties, which consent shall not be unreasonably withheld by any party.

16. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute but one and the same instrument. Facsimile and scanned signatures are considered original signatures.

17. The Seller shall make all calculations and related determinations hereunder in good faith.

18. Rubicon agrees to indemnify and hold harmless Seller, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof) expenses, joint or several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to, investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, whether arising out of any action between any of the Indemnified Parties and Rubicon or between any of the Indemnified Parties and any third party, or otherwise) to which they or any of them may become subject under the Securities Act, the Exchange Act or any other statute or at common law or otherwise or under the laws of foreign countries, arising out of or based upon this Agreement, the performance by Rubicon of its obligations under this Agreement, any breach of any covenant, representation or warranty made by Rubicon in this Agreement, regulatory filings and submissions made by or on behalf of Rubicon related to this Agreement (other than as relates to any information provided in writing by or on behalf of Seller or its affiliates), the consummation of the transactions contemplated hereby, including the Registration Statement or any untrue statement or alleged untrue statement of a material fact contained in any registration statement, press release, filings or other document, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading or as of a result of any insolvency or bankruptcy proceeding of Rubicon. Rubicon will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense of Seller solely relates to or arises from (i) Seller’s willful misconduct, bad faith or gross negligence in performing its obligations under this Agreement or (ii) Rubicon’s performance of its obligations to Seller under the Transaction Documents prior to the termination of the Transaction Documents pursuant to this Agreement. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Rubicon shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Rubicon will reimburse any Indemnified Party for all reasonable, out-of-pocket, expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the enforcement of the provisions of this Agreement or the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Rubicon. The provisions of this paragraph shall survive the completion of the Agreement.

19. The parties hereto intend for (i) the Transaction as contemplated in the Transaction Documents and the termination and release contemplated in this Agreement to be (a) a “securities contract” as defined in the Bankruptcy Code, in which case each payment and delivery made pursuant to the Transaction or this Agreement is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (b) a “swap agreement” as defined in the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate, terminate and accelerate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the ISDA Form with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to otherwise constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

20. Rubicon will bear all of its own and the Seller’s costs and expenses in connection with this Agreement and the transactions contemplated hereby and Rubicon agrees to within two Business Days of the date hereof reimburse Seller for such costs and expenses in an amount not to exceed $100,000. Wire instructions for such costs and expenses are attached hereto as Schedule C.

21. All notices hereunder shall be in writing delivered by (a) email and (b) hand or via a recognized overnight delivery service (e.g., Federal Express or U.S. Express Mail), addressed as follows:

Notice to Seller:

3 Columbus Circle, 24th Floor,

New York, NY 10019;

Attention: Andrew Davilman

Email: adavilman@cohenandcompany.com

With a copy to:

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attention: Keith Billotti

Email: billotti@sewkis.com

Notice to Rubicon:

Rubicon Technologies, Inc.

100 W Main Street, Suite 610

Lexington, KY 40507

Attention: General Counsel

E-Mail: bill.meyer@rubicon.com

With a copy to:

Gibson, Dunn & Crutcher LLP

1050 Connecticut Ave. NW Washington, D.C. 20036

Attention: Evan D’Amico

Email: edamico@gibsondunn.com

22. For the avoidance of doubt, this Agreement shall survive the termination of the Transaction Documents, including the termination of the Confirmation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Rubicon Technologies, Inc.

/s/ Kevin Schubert

Name:	Kevin Schubert

Title:	President

Address:	100 West Main Street, Suite #610
Lexington, Kentucky 40507

Rubicon Technologies HOLDINGS, LLC

/s/ Kevin Schubert

Name:	Kevin Schubert

Title:	President

Address:	100 West Main Street, Suite #610
Lexington, Kentucky 40507

Vellar Opportunity Fund SPV LLC – Series 2

/s/ Solomon Cohen

Name:	Solomon Cohen

Title:	Authorized Representative

SCHEDULE A

Registration Rights

Upon the earlier of (a) the Lock-Up Date or (b) within five (5) Business Days following the Earlier Lock-Up Date (the “Filing Date”), Rubicon shall file (at Rubicon’s sole cost and expense) with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 or such other form it is then eligible to use registering the resale of all of the Previously Owned Shares and the Settlement Shares (the “Registration Statement”), and have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earliest of (i) the 45th calendar day (or 90th calendar day if the Commission notifies Rubicon that it will “review” the Registration Statement) following the Registration Request and (ii) the 5th Business Day after the date the Rubicon is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review. Upon notification by the Commission that the Registration Statement has been declared effective by the Commission, within three (3) Business Days thereafter, the Rubicon shall file the final prospectus under Rule 424 of the Securities Act of 1933, as amended which shall contain a “plan of distribution” reasonably acceptable to Seller. In no event shall Rubicon identify Seller as a statutory underwriter in the Registration Statement unless requested by the Commission. Rubicon will use its best efforts to keep the Registration Statement covering the resale of the Shares as described above continuously effective (except for customary blackout periods, up to twice per year and for a total of up to 15 calendar days (and not more than 10 calendar days in an occurrence), if and when Rubicon is in possession of material non-public information the disclosure of which, in the good faith judgment of the Rubicon's board of directors, would be prejudicial, and Rubicon agrees to promptly notify Seller of any such blackout determination) until all such Shares been sold or may be transferred without any restrictions including the requirement for Rubicon to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2) or the volume and manner of sale limitations under Rule 144 under the Securities Act of 1933 (as amended) and all restrictive legends have been removed from such Shares; provided that Rubicon covenants and agrees to promptly make all necessary filings, amendments, supplements and submissions in furtherance of the foregoing, including to register all of Seller’s Previously Owned Shares and Settlement Shares for resale.

If the Registration Statement covering all of the Seller’s Shares described above in this section is not declared effective after the 45th calendar day (or 90th calendar day if the Commission notifies Rubicon that it will “review” the Registration Statement) after the Filing Date) or the Registration Statement after it is declared effective ceases to be continuously effective (subject to the blackout periods as indicated above) in respect of the Previously Owned Shares and Settlement Shares and such Shares may not be sold or transferred pursuant to Rule 144 without the requirement for the Rubicon to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Shares and without volume or manner-of-sale restrictions and in each case all restrictive legends have been removed from the Shares (collectively, a “Registration Failure”), Rubicon covenants and agrees to immediately pay Seller the Penalty Fee pursuant to the terms of Section 6.

Seller will promptly deliver customary representations and other documentation reasonably acceptable to Rubicon, its counsel and/or its transfer agent in connection with the Registration Statement and the removal of the restrictive legends, including those related to selling shareholders and to respond to Commission comments. If requested by Seller, Rubicon shall remove or instruct its transfer agent to remove any restrictive legend with respect to transfers under the Securities Act from any and all Shares held by Seller if (1) the Registration Statement is and continues to be effective under the Securities Act, (2) such Shares are sold or transferred pursuant to Rule 144 under the Securities Act (subject to all applicable requirements of Rule 144 being met), or (3) such Shares are eligible for sale under Rule 144, without the requirement for Rubicon to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to the Shares and without volume or manner-of-sale restrictions; provided that Seller shall have timely provided customary representations and other documentation reasonably acceptable to Rubicon, its counsel and/or its transfer agent in connection therewith. Any fees (with respect to the transfer agent, Rubicon’s counsel or otherwise) associated with the issuance of any legal opinion required by Rubicon’s transfer agent or the removal of such legend shall be borne by Rubicon. If a legend is no longer required pursuant to the foregoing, Rubicon will, no later than five (5) Business Days following the delivery by Seller to Rubicon or the transfer agent (with notice to Rubicon) of customary representations and other documentation reasonably acceptable to Rubicon, its counsel and/or its transfer agent, remove the restrictive legend related to the book entry account holding the Shares and make a new, unlegended book entry for the Shares.

SCHEDULE B

Shortfall Sales

Schedule C

Wire Instructions

[Wire Instructions]

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